EXHIBIT 99.1

April 10, 2014

To:	Non-Employee Directors and Executive Officers of The Charles Schwab Corporation
From:	Corporate Secretary’s Office
Re:	Trading Restrictions Associated with Transition of the Schwab 401(k) Plan to Schwab Index Advantage® starting during the Week of May 18th and ending during the Week of May 25th

•	Transition of the Schwab 401(k) Plan to Schwab Index Advantage® will require a blackout period in Schwab Common Stock acquired under compensatory plans.

•	The trading restrictions on Schwab Common Stock are expected to be in effect starting during the Week of May 18th and ending during the Week of May 25th.

•	The last day for you to execute a trade in Schwab Common Stock prior to the beginning of the blackout period will be May 22nd prior to 4:00 p.m. eastern time.

We write to inform you of a period during which you will be restricted from transactions involving shares of The Charles Schwab Corporation (“Schwab”) common stock (“SCHW”). The 401(k) plan for our employees, The SchwabPlan Retirement Savings and Investment Plan (the “Schwab 401(k) Plan”), is transitioning to Schwab Index Advantage®. As a result of this transition, the participants will experience a suspension period when they will be temporarily unable to obtain loans or distributions from the Schwab 401(k) Plan, execute fund transfers, or direct or diversify investments in their accounts, including investments in SCHW held through the Schwab 401(k) Equity Unit Fund and the Schwab ESOP Equity Unit Fund. Under Section 306 of the Sarbanes-Oxley Act of 2002 and associated regulations, directors and executive officers are prohibited from engaging in transactions in SCHW that have been acquired in connection with their service or employment with Schwab when participants in the Schwab 401(k) Plan are subject to a suspension period of three or more consecutive business days (a “blackout”). Accordingly, in connection with the transition of the Schwab 401(k) Plan to Schwab Index Advantage®, trading in SCHW that you have acquired in connection with your service or employment with Schwab will be restricted starting during the week of May 18th and ending upon completion of the transition, which is expected to take place during the week of May 25th. The last day for you to execute a trade involving affected securities prior to the beginning of the blackout period will be May 22nd prior to 4:00 p.m. eastern time.

During the blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring SCHW and related derivative securities, such as stock options and restricted stock units (“company securities”), if you acquired such company securities in connection with your service or employment as a director or executive officer. In this regard, any company security you sell or otherwise transfer is automatically treated as acquired in connection with your service or employment as a director or executive officer unless you can establish that the company security was acquired from another source. Please note that the blackout period trading prohibitions also generally apply to company securities held by immediate family members living with you, or in trust, or by controlled partnerships or corporations.

As previously noted, the last day for you to execute a trade involving affected securities prior to the blackout period will be May 22nd prior to 4:00 p.m. eastern time. Once the blackout period ends, you will be permitted to resume transactions in company securities. The transition is expected to be completed prior to the end of the week of May 25th. We will provide notice when the transition has been completed and the blackout period terminates. At any time following the week of May 18th, you may call Participant Services at 1-800-724-7526 to inquire whether the blackout period has ended.

To assist you with planning for any potential stock transactions, please note the interaction of the blackout period and the following:

•	10b5-1 Trading Plans: The restrictions on trading SCHW securities during the blackout window will not apply to any trades executed under a 10b5-1 Trading Plan that was entered into and has been in effect prior to the date of this notice. Any new Trading Plan, or amendment of an existing plan, must provide for a temporary halt on trading during the blackout window.

•	Corporate Earnings Trading Window: The quarterly earnings-cycle Trading Window in company securities is expected to close as usual on the last day of May. There will be a limited number of days to transact between the end of the blackout period and the close of the quarterly Trading Window. It is important to note that while the Trading Window normally remains open until month-end, Schwab Compliance can close the Trading Window sooner if circumstances arise involving material nonpublic information for company securities. Thus, it is possible that there may not be an opportunity to transact in company securities between the anticipated end of the blackout period and the closing of the Trading Window.

•	For Non-Employee Directors: Please be aware that between the Annual Meeting on May 15th and May 22nd, which is the last day for you to execute a trade prior to the beginning of the blackout period, directors will have only a limited number of days to transact in stock options and restricted stock units vesting in May following the annual meeting.

Please contact the Corporate Secretary’s office at 415-667-9979 or 211 Main Street, San Francisco, California 94105 for assistance with questions regarding this notice and your company securities.

Please contact Schwab Retirement Plan Services at 1-800-724-7526 Monday-Friday, 7 a.m. to 11 p.m. eastern time for questions regarding whether the blackout period has ended. During the blackout period and for two years thereafter, you may call the number below to obtain, without charge, the actual beginning and ending dates of the blackout period.

Schwab Retirement Plan Services, Inc.

4150 Kinross Lakes Parkway

Richfield, OH 44286

1-800-724-7526

Because you will not be able to acquire or transfer any company securities during the blackout period, it is important that you review and consider the appropriateness of your current investments in light of the blackout period, including the expiration dates of any outstanding stock options, prior to the beginning of the blackout period.

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